Exhibit 23.3

SRK Consulting (U.S.), Inc. 7175 West Jefferson Avenue, Suite 3000 Lakewood, CO USA 80235 denver@srk.com www.srk.com Tel: 303.985.1333 Fax: 303.985.9947

CERTIFICATE AND CONSENT

TO:	Geovic Mining Corp. (the “Company”)

RE:	Annual Report of the company to the United States Securities and Exchange Commission on Form 10-K

In connection with the Company’s Annual Report to the United States Securities and Exchange Commission on Form 10K for the year ended December 31, 2009, and any amendment thereto (the “Annual Report”), I Jeffrey Volk, on behalf of SRK Consulting (U.S.), Inc. (“SRK”), hereby consent to the use of SRK’s name in connection with references to SRK’s involvement in the preparation of the technical report entitled: (i) Nkamouna and Mada Deposits, East Province, of Cameroon Africa, dated November 30, 2009 (the “Technical Report”) and to the use of the Technical Reports in the Annual Report.

I hereby confirm that I have read the Annual Report and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services SRK performed in connection with the Technical Reports.

Dated this 30th of March 2010.

Sincerely

SRK Consulting (U.S.), Inc.

Jeffrey Volk, CPG, FAusIMM, MSc

Principal Resource Geologist

Group Offices:	Canadian Offices:		U.S. Offices:
Africa	Saskatoon	306.955.4778	Anchorage	907.677.3520
Asia	Sudbury	705.682.3270	Denver	303.985.1333
Australia	Toronto	416.601.1445	Elko	775.753.4151
Europe	Vancouver	604.681.4196	Fort Collins	970.407.8302
North America	Yellowknife	867.445.8670	Reno	775.828.6800
South America			Tucson	520.544.3688